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Exhibit 10.25

AMENDED AND RESTATED
SERVICES AGREEMENT

        This Amended and Restated Services Agreement (this "Agreement"), dated March 25, 2002, is by and between Styleclick, Inc., a Delaware corporation ("Styleclick"), and ECS Sports Fulfillment LLC, a Delaware limited liability company ("ECS"), and effective as of August 24, 2001 (the "Effective Date").

        WHEREAS, NHL Interactive CyberEnterprises, LLC (the "NHL"), NHL Enterprises, L.P. ("NHLE"), USA Electronic Commerce Solutions LLC and ECS have entered into an agreement (the "Underlying Agreement") pursuant to which, among other things, ECS, acting directly or through a third party, shall develop, build, host, maintain and operate the NHL's online store;

        WHEREAS, Styleclick and ECS entered into an oral agreement (the "Oral Agreement"), effective as of August 24, 2001, pursuant to which Styleclick agreed to provide certain services to ECS in support of ECS's obligations to the NHL;

        WHEREAS, prior to entering into the Oral Agreement, Styleclick was aware of the material terms applicable to it thereto and contained in the Underlying Agreement;

        WHEREAS, Styleclick and ECS entered into a services agreement (the "Services Agreement"), dated as of December 26, 2001, pursuant to which the terms and conditions of the Oral Agreement were agreed to in writing; and

        WHEREAS, Styleclick and ECS desire to enter into this Agreement to supersede and replace the Oral Agreement and amend and restate the Services Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS

        For the purposes of this Agreement, capitalized terms not expressly defined elsewhere in this Agreement shall have the meanings set forth in Exhibit A hereto.

2.    GENERAL OPERATIONS

        2.01    Term.    The initial term of this Agreement (the "Initial Term") shall be for the period commencing on the Effective Date and expiring on June 30, 2002, unless earlier terminated in accordance with the terms hereof. ECS shall have the option to extend the term of this Agreement for up to two additional one-year periods (each such one year period, a "Renewal Term") by providing Styleclick with written notice of its intent to extend no later than 30 days in advance of the last day of the Initial Term or the current Renewal Term, as applicable, provided that the second Renewal Term shall be for a thirteen-month period, ending July 31, 2004. The Initial Term together with all Renewal Terms shall be referred to herein as the "Term".

        2.02    Development of NHL Store.    As described in more detail in Exhibit B attached hereto, Styleclick shall develop, host, operate and maintain the NHL Store in a manner consistent with the terms set forth, as applicable, in the Underlying Agreement, the material terms of which have been provided to Styleclick. Styleclick shall provide the Development Services, License, Operations Services, Maintenance Services, Customer Support Services and Reporting, each as more fully described in Exhibit B hereto. Styleclick shall only be obligated to perform those services expressly required by this Agreement. ECS shall provide Styleclick with all information that Styleclick reasonably requests in order for Styleclick to perform its services under this Agreement.

        2.03    Fees.    In consideration of the services to be provided by Styleclick hereunder, ECS shall pay Styleclick the fees set out in, and in accordance with, Exhibit C attached hereto.

        2.04    Prior Agreements.    This Agreement supersedes and replaces in its entirety both the Oral Agreement and the Services Agreement.

3.    PAYMENT TERMS; RECORDS; AUDIT RIGHTS

        3.01    Payment Terms.    Styleclick shall invoice ECS on a monthly basis for amounts owed under this Agreement. ECS shall pay each invoice within 10 days after receipt of any such invoice.

        3.02    Records; Audit Rights.    Styleclick shall maintain accurate books of account and records relating to services provided under this Agreement. ECS and NHL shall have the right at its own expense during the Term, at reasonable hours of the day and upon reasonable prior written notice, not less than 10 days in advance, to examine and audit such books of account or records in Styleclick's possession or under its control solely for the purpose of conducting such audits and enforcing its rights under this Agreement. All such books of account and records shall be kept available for at least twelve (12) months after the expiration or termination of this Agreement.

4.    INTELLECTUAL PROPERTY

        4.01    License.    ECS represents to Styleclick that it has been granted a license from the NHL and NHLE which permits Styleclick, during the Term and subject to the terms and conditions in the Underlying Agreement, to use the NHL Content and NHL Marks as reasonably necessary for Styleclick to perform its obligations hereunder. All goodwill arising out of any use of any NHL Content and NHL Marks by, through or under Styleclick will inure solely to the benefit of the NHL and NHLE. Styleclick will not use the NHL Marks in any way that tarnishes, blurs, or dilutes the quality associated with such NHL Marks or the associated goodwill. Styleclick will use the NHL Marks in conformance with the generally applicable trademark usage policies of the NHL and NHLE as furnished by ECS to Styleclick from time to time. Other than as may be necessary to develop the NHL Store (e.g., use of NHL Marks therein), Styleclick will not form any combination or derivative marks with the NHL Marks. Styleclick will not take any action inconsistent with the NHL's ownership of the NHL Marks. Any benefits accruing from use of the NHL Marks will automatically vest in the NHL.

        4.02    Ownership.    (a) Styleclick acknowledges that the NHL and/or NHLE reserves all right, title and interest in and to the NHL Content and NHL Marks, along with all Intellectual Property Rights solely associated with any of the foregoing, and no title to or ownership of any of the foregoing is transferred or, except as expressly set forth in this Section 4, licensed or sublicensed to Styleclick or any other person or entity pursuant to this Agreement. Styleclick hereby assigns to the NHL and/or NHLE, as the case may be, all right, title and interest that it may have or acquire in and to such items and all associated Intellectual Property Rights, and Styleclick will take, provided that ECS, NHLE or the NHL reimburses Styleclick for any related expenses, any actions (including execution and delivery of affidavits and other documents) reasonably requested by ECS or the NHL to effect, perfect or confirm the NHL's or its designee's right, title and interest therein. At the termination of the Agreement, Styleclick will return all the NHL Content and NHL Marks to the NHL, and Styleclick shall have no further rights thereto.

          (b)  Notwithstanding anything in this Agreement to the contrary, Styleclick will retain ownership of the template, e-Commerce functionality of the NHL Store and ECS and Styleclick, respectively, will retain ownership of any other content, technology or trademark (including the Software (as defined in Exhibit B) owned by, and furnished in connection with, such party in the performance of its respective obligations hereunder.

5.    TERMINATION

        5.01    Early Termination Right.    In the event that the Underlying Agreement terminates, this Agreement shall terminate contemporaneously. ECS shall give Styleclick prompt notice of any termination or anticipated termination of the Underlying Agreement.

        5.02    ECS Termination Rights.    Without prejudice to any other rights ECS may have pursuant to this Agreement or otherwise, ECS shall have the right to terminate this Agreement upon written notice to Styleclick if:

          (a)  Styleclick shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it; or

          (b)  Styleclick is in breach of any material term or condition of this Agreement, in any material respect, and such breach remains uncured (30) days after written notice of such breach is sent to Styleclick by ECS; provided, however, that if such breach by its inherent nature can be cured but not within the thirty (30) day period because the assistance of a person or entity unrelated to Styleclick is needed to cure such breach, then Styleclick shall have the opportunity to cure such breach within a reasonable period of time of receipt of such notice if Styleclick has commenced to cure such breach within such thirty (30) day period.

        5.03    Styleclick Termination Rights.    Without prejudice to any other rights Styleclick may have pursuant to this Agreement or otherwise, Styleclick shall have the right to terminate this Agreement upon written notice to ECS, if:

          (a)  ECS shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or under any applicable law admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy, institute voluntary proceedings in bankruptcy or insolvency or permit institution of such proceedings against it; or

          (b)  ECS is in breach of any material term or condition of this Agreement, in any material respect, and such breach remains uncured (30) days after written notice of such breach is sent to ECS by Styleclick; provided, however, that if such breach by its inherent nature can be cured but not within the thirty (30) day period because the assistance of a person or entity unrelated to ECS is needed to cure such breach, then ECS shall have the opportunity to cure such breach within a reasonable period of time of receipt of such notice if ECS has commenced to cure such breach within such thirty (30) day period.

        5.04    Effect of Expiration or Termination.    After the expiration or termination of this Agreement: (a) Styleclick shall have no right to use, or allow any third party to use, the NHL Marks or the NHL Content; (b) Styleclick agrees in good faith to assist, at ECS's cost and expense, with the orderly transfer of Styleclick's obligations herein to ECS or to a third party, such transition costs to be billed according to standard Styleclick rate card, and (c) Styleclick shall promptly refund (in any event no later than 30 days following such termination) any fees paid by ECS hereunder on a pro-rated basis.

        5.05    Representations.    Each party represents and warrants to the other party that (a) it has and will have full right, power, and authority to enter into this Agreement and perform its obligations under this Agreement; (b) that its execution and performance of this Agreement, and the other party's exercise of such other party's rights under and in accordance with this Agreement, will not breach or cause a conflict with any other agreement to which it is bound; (c) its performance hereunder will comply with all applicable laws and regulations and (d) when executed and delivered, this Agreement will constitute its legal and binding obligations, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. In addition, ECS represents and warrants that it is a party to an agreement with the NHL which allows ECS to grant to Styleclick the rights and license granted herein.

6.    MISCELLANEOUS

        6.01    Governing Law; Jurisdiction.    This Agreement shall be construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

        6.02    Assignment.    Neither this Agreement nor any of the respective rights, privileges or obligations of the parties hereunder may be assigned by Styleclick, provided, however, that ECS may transfer or assign its rights, privileges and obligations under this Agreement to any Affiliate of ECS, provided that such transferee agrees in writing to be bound by this Agreement.

        6.03    Amendment; Modification.    None of the provisions of this Agreement may be amended, or modified except expressly in writing signed by all parties, and there are no representations, promises, and agreements, warranties, covenants or undertakings other than those contained herein. No failure on the part of a party to exercise any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right preclude any other or further exercise or the exercise of any other rights.

        6.04    Severability.    In the event any provision of this Agreement is found to be void, invalid or unenforceable as a result of any judicial or administrative proceeding or decree, this Agreement shall be construed and enforced as if such provisions were not contained in this Agreement.

        6.05    Survival.    No expiration or termination of this Agreement shall relieve ECS of its obligations to pay Styleclick any amounts due to it at the time of termination or expiration, regardless of whether these amounts are then or thereafter payable. The provisions of Sections 3.01, 3.02, 4.01, 4.02, 5.04, 5.05, 6.01, 6.05, 6.06, 6.07, 6.08, 6.10 and 6.10 shall survive the expiration or termination of this Agreement.

        6.06    Neither party (or Affiliate of such party) shall (nor shall they permit or cause their employees or agents to) divulge, disseminate or publicize Confidential Information (other than to their respective Affiliates, attorneys or accountants), except as may be required by law or to fulfill (or enforce) the terms of this Agreement. For the purpose of the preceding sentence, Confidential Information shall mean the information contained in this Agreement and all information conveyed by any party to another party relating to the disclosing party's business, which is designated by the disclosing party in writing as proprietary or confidential.

        6.07    Construction.    This Agreement, together with any exhibits or attachments, when fully-executed, shall constitute the entire agreement and understanding between the parties hereto and cancels, terminates and supersedes and prior agreement or understanding relating to the subject matter hereof between ECS and Styleclick. The headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement. Whenever used in this agreement, the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation." Unless otherwise specifically addressed herein, any approval required of either party shall be deemed to be an approval that may not be unreasonably withheld of delayed by such party.

        6.08    Notices.    All notices to be given hereunder shall be in writing and shall be sent by facsimile, registered or certified mail, return receipt requested, or by reputable overnight courier service (e.g., UPS, DHL, or Federal Express) to the respective addresses of the parties as set forth above unless notification of a change of address is given in writing. All notices shall be sent to the addresses set forth below:

if to Styleclick, as follows:

Styleclick, Inc.
111 E. Wacker Drive
Chicago, IL 60601
Attention: Chief Financial Officer

if to ECS, as follows:

ECS Sports Fulfillment LLC
c/o USA Electronic Commerce Solutions LLC
810 Seventh Avenue
New York, New York 10019
Attention: President

with a copy to:

ECS Sports Fulfillment LLC
c/o USA Electronic Commerce Solutions LLC
810 Seventh Avenue
New York, New York 10019
Attention: General Counsel

Any written notice shall be deemed to have been given at the time it is received. Any notice required or permitted to be given by the provisions hereof shall be conclusively deemed to have been received by a party hereto on the day it is delivered to such party at the address indicated (or such other address as such party shall specify to the other party in writing) or, if sent by registered or certified mail, on the third business day after the day on which mailed, addressed to such party at such address.

        6.09    No Joint Venture.    Nothing herein contained shall be construed to place the parties in the relationship of partners or joint ventures and no party shall by virtue of any contained herein have the power to obligate or bind another party to a third party in any manner whatsoever.

        6.10    Indemnification.

          (a)  Styleclick shall defend, indemnify and hold harmless ECS and its Affiliates (other than Styleclick), shareholders, members, related companies (other than Styleclick), officers, directors, managers, employees and agents (the "ECS Parties") against any claims, expenses, demands, causes of action or damages, including reasonable attorney's fees (whether incurred by a third party or an action between the parties) (collectively, "Claims") arising out of any breach of this Agreement or any representation herein by Styleclick; provided that, in each such instance, Styleclick is given prompt notice of, and shall have the option, at its sole cost and expense, to undertake and conduct the defense of, any such Claim. In any instance to which such indemnities pertain, (A) Styleclick shall keep ECS fully advised of all developments pertaining to such Claims and shall not enter into a settlement of such Claim that would adversely affect ECS, including admitting any liability or fault of ECS, without ECS's prior written approval and (B) ECS shall cooperate fully with and assist Styleclick in all respects in connection with any such defense. Styleclick shall reimburse ECS for all reasonable out-of-pocket costs actually incurred by ECS in connection with such cooperation and assistance.

          (b)  ECS shall defend, indemnify and hold harmless Styleclick, its Affiliates (other than ECS), shareholders, related companies (other than ECS), officers, directors, managers, employees and agents against any claims arising out of: (i) a claim that the use by Styleclick as permitted by this Agreement of the NHL Content or any NHL Mark violates or infringes upon the alleged trademark, copyright or other right of a third party in or to such NHL Content or NHL Mark; and (ii) any breach of this Agreement or any representation herein by ECS; provided that ECS is given prompt notice of, and shall have the option, at its sole cost and expense, to undertake and conduct the defense of any such Claim. In any instance to which such indemnities pertain, (A) ECS shall keep Styleclick fully advised of all developments pertaining to such Claims and shall not enter into a settlement of such Claim that would adversely affect Styleclick, including admitting any liability or fault, without Styleclick's prior written approval and (B) Styleclick shall cooperate fully with and assist ECS in all respects in connection with any such defense. ECS shall reimburse Styleclick for all reasonable out-of-pocket costs actually incurred by Styleclick in connection with such cooperation and assistance.

        6.11    Limitation of Liability.    In the event of any breach of this Agreement by any party, the amount of any claim of loss by any other party or by any of their Affiliates shall be limited to actual and direct damages, other than as set forth in the following sentence. EXCEPT FOR BREACHES ARISING FROM WILFULL MISCONDUCT OR GROSS NEGLIGENCE, IN NO EVENT SHALL ANY PARTY OR ANY OF THEIR AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF THIS AGREEMENT, INCLUDING LOST PROFITS. Neither occasional short-term interruptions of service which are not unreasonable under comparable industry standards nor interruptions of service resulting from events or circumstances beyond Styleclick's or ECS's reasonable control (which, in any case, have caused comparable interruptions to Styleclick's other businesses or to ECS's other businesses (as the case may be)) shall be cause for any liability or claim hereunder, nor shall any such occasion render Styleclick or ECS in default under this Agreement.

        IN WITNESS WHEREOF, ECS and Styleclick each has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

ECS SPORTS FULFILLMENT LLC,
by	/s/ ROBERT HALPER
Name:	Robert Halper
Title:
STYLECLICK, INC.
by	/s/ BRENT HILL
Name:	Brent Hill
Title:	EVP

EXHIBIT A

DEFINITIONS

        "Affiliate" means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where "control" means ownership of, or voting rights over, fifty percent (50%) or more of the outstanding voting securities or the power to direct or cause the direction of management of such party, person, or entity, whether through voting securities, by contract, or otherwise (but only as long as such person or entity meets these requirements).

        "Intellectual Property Rights" means any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship throughout the universe, including but not limited to copyrights, moral rights, and mask-works, (b) trademark, trade dress and trade name rights and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature throughout the universe and however designated (including domain names, logos, "rental" rights and rights to remuneration), whether arising by operation of law, contract, license, or otherwise, and (f) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues hereof now or hereafter in force (including any rights in any of the foregoing).

        "Launch" means, with respect to the NHL Store, that time when the NHL Store is first generally accessible to Internet users at the NHL Store URL.

        "NHL.com" means the official online site or sites of the NHL and its member teams as it exists today or at any other time during the Term.

        "NHL Content" means any and all content or information owned or controlled (e.g., by license or otherwise) by the NHL or its Affiliates and furnished by NHL or its Affiliates or ECS to Styleclick in connection with the NHL Store or otherwise in connection with the performance of its obligations under this Agreement.

        "NHL Store" means the official online store of the NHL in the United States and Canada, the team stores of all of the NHL member teams, the NHL One Store Program and the NHL Total Access Program having a URL of "shop.nhl.com" and any additional URLs agreed to by ECS and the NHL.

        "NHL Marks" means the trademarks "NHL" and "National Hockey League", and the logos associated therewith from time to time, as well as any other trademarks and logos used on NHL.com.

        "URL" means uniform resource locator.

EXHIBIT B

SERVICE TERMS

        Notwithstanding the following terms, all services performed hereunder shall be, at minimum, consistent with those set forth in the Underlying Agreement, the applicable material terms of which have been provided to and agreed to by Styleclick.

1.    Development Services:

        Development.    Styleclick, in consultation with ECS, shall develop and build a new NHL Store in accordance with reasonable specifications determined by ECS and the NHL, which shall include, among other things, technical and functional capabilities, "look and feel" and other relevant attributes set forth in the Underlying Agreement (the "Specifications"). Styleclick shall convert, input or otherwise format as necessary all NHL Marks and other content supplied by the NHL to be included in the NHL Store pursuant to the Specifications. ECS has secured the agreement of the NHL or NHLE to deliver to ECS, or provide ECS access to, and ECS agrees to deliver to Styleclick, or provide Styleclick access to, all assets (of which the NHL or NHLE has ownership) for use in the NHL Store to be developed and built, including photographs, text, images and other graphics currently or previously included therein.

        Launch.    ECS acknowledges that the "Launch Date" of the NHL Store was October 1, 2001.

        Hosting.    Styleclick shall host the NHL Store on the Host Server. Styleclick shall link the NHL Store into NHL.com. Styleclick shall also link the NHL Store into any website that ECS directs.

        Operational Level.    Consistent with the Underlying Agreement, Styleclick covenants that during the Term and after the Launch Date, the NHL Store will be fully operational, excepting de minimus downtime. Styleclick shall promptly inform ECS of any material operational failure of the NHL Store and take all commercially reasonable actions reasonably necessary to cure such failure.

2.    License:

        Subject to the terms and conditions of this Agreement, Styleclick grants to ECS a non-transferable and non-exclusive license (the "License") to utilize the software assets (the "Software") listed immediately below for the duration of this Agreement. Pursuant to the License the Software may be used solely for internal data processing of operations of the NHL Store and may not be used to process the data of others, or as a service bureau, time share facility or otherwise. The Software shall consists of the following elements which comprise the Styleclick Chicago platform:

  •
  E-Commerce engine

  •
  Merchandising application

  •
  Customer Service application

  •
  Web-based Supplier Interface application

  •
  File Exchange application

  •
  Reporting application

3.    Operations Services:

        The Operations Services shall consist of an allocation of the following resources to the support, enhancement and operation of the NHL Store. In the event that operations, customization and enhancement requests (other than those contemplated hereunder or by the Underlying Agreement) cause the monthly resource allocation in any one area to exceed the allocated amount of Full Time

Equivalents ("FTEs"), ECS will pay Styleclick at a 15% discount to Styleclick's standard hourly rate for services rendered. The Styleclick project manager for the NHL Store will monitor the hours worked by each area throughout the month and will proactively notify ECS in the event of an expected over-run on the allocated FTEs for the month. All Styleclick time is currently tracked via the Solomon IV Time Keeper software. In the future Styleclick will track time via Solomon IV Time Keeper or a similar such product such as Microsoft Project.

Position	FTEs
Project Manager	.50
Creative Designer	1.0
Web Content Developer	1.0
Photography & Image Editing	.50
Application Development	.75
Merchandise Integration	.75
Fulfillment Integration	.33
Logistics Integration	.33
Customer Service	.20
Finance Integration	.25
Web/ Systems Integration	.50
Total	6.11
Position	Hourly Rate for Services
Project Manager	$165.00
Creative Designer	$105.00
Web Content Developer	$90.00
Photographer/Image Editor	$82.00
Application Developer	$125.00
Merchandising Integrator	$132.00
Fulfillment Integrator	$105.00
Logistics Integration	$90.00
Customer Service Integrator	$82.00
Finance Integrator	$82.00
Web/ System Integrator	$125.00

4.    Maintenance Services:

        The Maintenance Services shall consist of maintaining and improving the Licensed applications mentioned in Sections 1 and 2 above.

5.    Customer Service:

        Styleclick shall provide customer service functionality to Precision Response Corporation through Styleclick's "Customer Service Application" to allow Precision Response Corporation to provide customer service to end users for the NHL Store including order entry, order inquiry, order status checking, order cancellation, gift certificate creation and coupon creation.

6.    Security Certificates:

        Styleclick shall provide SSL certificates to support secure transmission of sensitive customer information (e.g. credit card information) and shall pass this cost on to ECS. It is currently estimated that the cost of security certificates is at $9,000 per year.

7.    Reporting:

        Styleclick shall provide such reporting to ECS and NHL as reasonably required by ECS and consistent with the terms of the Underlying Agreement.

EXHIBIT C

PAYMENT TERMS

1.
Development Fee:    The fee for the Development Services shall be a one-time fee of $266,931 which shall be due and payable on the date of the Launch of the NHL Store.

2.
License Fee:    The fee for the License shall be a one-time fee of $224,000 which shall be due and payable on the Effective Date and on the first day of each Renewal Term.

3.
Operations Fee:    The fee for the Operations Services shall be a monthly fee of $73,890 which shall be due and payable within 30 days of the end of each month during the Term beginning with September 2001.

4.
Maintenance Fee:    The fee for the Maintenance Services shall be an annual fee of $44,800, which shall be due and payable on the Effective Date and on the first day of each Renewal Term.

5.
Security Certificates:    The fee for the SSL certificates is estimated to be $9,000 annually. The cost of the security certificates will be passed on directly to ECS with no mark up.

6.
Increase of Fees:    All fees and other prices set forth in this Exhibit C shall be adjusted at the beginning of each Renewal Period by the CPI Adjustment and/or any other cost increases that may be substantiated by Styleclick (e.g. increases in hosting, bandwidth or salary costs). The "CPI Adjustment" shall equal the percentage by which the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items has increased or decreased for the month of December of the then ending calendar year as compared to the month of December of the previous calendar year. In the event that ECS is unwilling to agree to renew the Agreement based on an Increase of Fees related to costs increases that have been substantiated by Styleclick, ECS and Styleclick will arrange for a mutually agreeable transition to another provider.

7.
Taxes.    All fees above are exclusive of any taxes, duties, fees or other government levies or charges.

QuickLinks

  Exhibit 10.25
AMENDED AND RESTATED SERVICES AGREEMENT
EXHIBIT A DEFINITIONS
EXHIBIT B SERVICE TERMS
EXHIBIT C PAYMENT TERMS